SEPARATION AGREEMENT AND GENERAL RELEASE
     Borders Group, Inc., its affiliates, subsidiaries, divisions, successors and assigns and the past, present and future employees, officers, employee benefit plans, fiduciaries, shareholders, directors, agents, attorneys and insurers thereof, both individually and in their official capacities (collectively referred to throughout this Separation Agreement and General Release as “Borders”) and Robert P. Gruen (referred to throughout this Separation Agreement and General Release as “Executive” and more specifically defined in paragraph 5) agree that:
     1. Separation from Employment. Executive’s last day of full-time employment with Borders Group, Inc., is January 9, 2009. Executive’s employment will continue with current pay and benefits through January 31, 2009 (the Effective Date), it being understood that responsibilities in the interim will be limited to such transition services as may be requested by Borders.
     2. Consideration. In consideration for signing this Separation Agreement and General Release (sometimes referred to as “this Agreement”) and compliance with the promises made herein, Borders agrees that Executive: (a) will continue to receive Executive’s current salary through the Effective Date; (b) subject to the mitigation provisions set forth below, the provisions of paragraph 11, Discontinuance of Severance Payments, and the provisions of paragraph 3, Timing of Severance Payments, as severance pay, after the expiration of the revocation period set forth in paragraph 15, Revocation, and provided that no revocation occurs, twelve (12) months salary and bonus in the amount of seventy-two thousand seven hundred and fifty dollars ($72,750.00) per month (thirty-three thousand five hundred seventy-six dollars and ninety-two cents ($33,576.92) per normal bi-weekly pay period for twenty-six (26) periods) minus, in each case, the amount of applicable withholding taxes; and (c) to pay for a maximum of two thousand and five hundred dollars ($2500.00) outplacement services through Career Directions or other comparable company determined by Borders to be used by Executive at Executive’s discretion up to six (6) months from last day on payroll. The amount of severance payments described in (b) above shall be reduced by the amount that Executive receives from other employment during such period. Executive agrees to make reasonable efforts to seek other employment, and to immediately notify Borders if Executive accepts other employment and the amounts received therefrom. Except for the payments described above, Executive shall not be entitled to any payments of any nature whatsoever from Borders Group, including but not limited to the Borders Severance Pay Policy.
     3. Timing of Severance Payments. Monthly Severance Payments shall commence the month following termination and shall continue for twelve (12) months, provided that however, if the monthly payment period would otherwise extend beyond the latter of (a) March 15, 2010, or (b) two and a half months following the end of the current fiscal year, an amount equal to the sum of the remaining payments that would have been made to Executive shall, in lieu thereof, be paid to Executive in one lump sum on the last day of the month immediately preceding the month in which the later of the dates specified in (a) or (b) above falls. In calculating the amount of any lump sum payment, it shall be assumed that any income Executive is earning from other employment on the payment date would continue for the remainder of the twelve (12) month period following Executive’s separation. No repayment shall be required if

Executive’s income increases after the lump sum payment date, and no additional payment shall be made by the Company after the lump sum payment.
     4. No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the monies and/or benefits specified in paragraph “2” above, except for Executive’s execution of this Separation Agreement and General Release and the fulfillment of the promises contained herein.
     5. General Release of All Claims. Executive knowingly and voluntarily releases and forever discharges Borders of and from any and all claims, known and unknown, against Borders, which Executive, Executive’s heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as “Executive”) has or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:
Title VII of the Civil Rights Act of 1964;
Civil Rights Act of 1991;
Sections 1981 through 1988 of Title 42 of the United States Code;
The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);as amended
The Immigration Reform and Control Act; as amended
The Americans with Disabilities Act of 1990;as amended
The Age Discrimination in Employment Act of 1967 (“ADEA”);as amended
The Worker Adjustment and Retraining Notification Act; as amended
The Occupational Health and Safety Act, as amended
The Fair Credit Reporting Act, as amended;
Michigan Elliott-Larsen Civil Rights Act – Mich. Comp. Laws §37-2101 et seq.
Michigan Persons with Disabilities Civil Rights Act – Mich. Comp. Laws §37.1101 et seq.
Michigan Whistleblower Protection Act – Mich. Comp. Laws §15.361 et seq.
Michigan Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim – Mich. Comp. Laws §418.301 (11) et seq.

Michigan AIDS Testing and Confidentiality Act – Mich. Comp. Laws §333.5131 et seq.
Michigan Equal Pay Law – Mich. Comp. Laws §408.381 et seq.
Michigan State Wage Payment and Work Hour Laws, as amended
Michigan Occupational Safety and Health Act – Pub. Acts 154
any other federal, state or local law, rule, regulation, or ordinance;
any public policy, contract, tort, or common law; or
any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
     6. Executive’s Acknowledgment of Tax Liability. Executive hereby acknowledges and agrees as follows: (a) nothing in this Agreement constitutes tax advice; (b) Borders does not take any responsibility, or have any liability to Executive with respect to Executive’s Tax Liability and/or Executive’s personal tax reporting; (c) Executive has been given the opportunity and encouraged to consult with Executive’s own attorney and to seek professional tax advice prior to execution of this Agreement; and (d) Executive agrees to indemnify Borders and hold it harmless from any liability for income taxes, interest or penalties that may be imposed as a result of under-payment or non-payment of income taxes on any amounts paid Executive under the terms of this Agreement.
     7. Affirmations. Executive affirms that Executive has not filed, caused to be filed, or presently is not a party to any claim, complaint or action against Borders in any forum or form. Executive also affirms that Executive has been paid and/or has received all leaves (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to Executive except as provided in this Separation Agreement and General Release.
     Executive further affirms that Executive has no known workplace injuries or occupational diseases; and has been provided and/or has not been denied any leave requested under the Family Medical Leave Act.
     8. Non-Disparagement. Executive agrees not to defame, disparage or demean Borders in any manner whatsoever.
     9. Confidentiality and Return of Property. Executive agrees that Executive will continue to maintain in strict confidence and will not, directly or indirectly, divulge, transmit, publish, release or otherwise use or cause to be used in any manner, any confidential or proprietary information relating to Borders’ clients, customers, proprietary knowledge and trade secrets, research, business plans, business methods, operating procedures, processes or programs, records and reports, marketing information, merchandising strategies, pricing strategies, technology, software systems, operations, processes, computer programs and data bases, records, development data and reports, store designs, quality control specifications, cost analysis, flow charts, know-how, employee lists, customer lists, supplier lists, marketing data, personnel data, or any other information of like nature. Executive acknowledges that all information regarding Borders compiled or obtained by, or furnished to, Executive in connection with Employer’s employment or association with Borders is confidential information and Borders’ exclusive property.
     Executive affirms that Executive has not divulged any proprietary or confidential information of Borders.
     Executive also affirms that Executive has returned all of Borders’ property, documents, and/or any confidential information in Executive’s possession or control. Executive also affirms that Executive is in possession of all of Executive’s property that Executive had at Borders’ premises and that Borders is not in possession of any of Executive’s property.
     The foregoing covenant of confidentiality has no temporal, geographical or territorial limitation.
     10. Confidentiality of this Agreement. Employ agrees that Executive will maintain in strict confidence and will not, directly or indirectly, divulge, transmit, publish, release or otherwise disclose, the terms of this Agreement except to Executive’s spouse, domestic partner (as defined by Borders Group Inc. benefits plans), tax advisor and an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement, provided that said individuals agree to be bound by the terms of this Confidentiality Clause and Executive agrees to be liable for any breach by them.
     11. Discontinuance of Severance Payments. Executive agrees that any right to receive severance payments hereunder will cease if, during the one-year period following Executive’s termination of employment, Executive directly or indirectly becomes an employee, director, advisor of, or otherwise affiliated with, any other entity or enterprise whose business is in competition with the business of Borders.
     12. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Michigan without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. In the event of a breach of any provision of this Separation Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Separation Agreement and General Release and/or to seek any damages for breach.

     13. Nonadmission of Wrongdoing. The Parties agree that neither this Separation Agreement and General Release nor the furnishing of the consideration for this Separation Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Borders of wrongdoing or evidence of any liability or unlawful conduct of any kind.
     14. Amendment. This Separation Agreement and General Release may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Separation Agreement and General Release.
     15. Revocation. Executive may revoke this Separation Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Separation Agreement and General Release. Any revocation within this period must be submitted, in writing, to Borders Group Inc. Attention: Compensation Department, 100 Phoenix Drive, Ann Arbor, MI 48108 and state, “I hereby revoke my acceptance of our Separation Agreement and General Release.” The revocation must be personally delivered to Borders Compensation Department or a named designee, or mailed to Borders Group Inc., Compensation Department and postmarked within seven (7) calendar days of execution of this Separation Agreement and General Release. This Separation Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive was employed at the time of Executive’s last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     16. Entire Agreement; Termination of Prior Agreements. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior written or oral agreements or understandings between the parties, which are hereby terminated and of no further force and effect, including but not limited to the employment agreement dated on or around April 29, 2008. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to sign this Agreement, except for those set forth in this Agreement.

          EXECUTIVE IS ADVISED THAT EXECUTIVE HAS TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE, IN WHICH EXECUTIVE WAIVES IMPORTANT RIGHTS, INCLUDING THOSE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967. BORDERS ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTIVE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.
          EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
          HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST BORDERS.
          The parties knowingly and voluntarily sign this Separation Agreement and General Release as of the date(s) set forth below:

Borders Group, Inc.

By:	/s/ ROBERT P. GRUEN	By:	/s/ DANIEL T. SMITH
	Robert P. Gruen		Daniel T. Smith
Chief Administrative Officer

Date: January 15, 2009		Date: January 15, 2009